Exhibit 99.1

News Release

MMC REPORTS THIRD QUARTER 2009 RESULTS

Strong Performance Continues in Risk and Insurance Services

NEW YORK, November 4, 2009 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the quarter ended September 30, 2009.

Brian Duperreault, MMC President and CEO said: “MMC reported strong earnings growth in the third quarter. The Risk and Insurance Services segment produced a significant increase in operating income, with substantial margin improvement. Marsh reported another excellent quarter, significantly increasing its profitability. Guy Carpenter produced strong new business and continued growth in profitability.

“The Consulting segment continued to be affected by the difficult economic environment. Mercer’s decline in underlying expenses matched the percentage decline in its revenue. Oliver Wyman saw another quarter of sequential improvement in profitability as a result of management actions taken earlier in the year.

“Kroll reported its best quarter of the year, with sequential increases in both revenue and profitability. The improvement was driven primarily by Kroll’s largest business, litigation support and data recovery, which reported a modest increase in underlying revenue.

“While the economic environment continues to be challenging, MMC’s results reflect the effective management actions taken by our business leaders over the past year, including significant expense reduction,” Mr. Duperreault concluded.

In the third quarter of 2009, MMC’s consolidated revenue was $2.5 billion, a decline of 11 percent from the third quarter of 2008, or 7 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

MMC reported net income of $221 million, or $.41 per share, in the third quarter of 2009, compared with a net loss of $8 million, or a loss of $.02 per share, in the third quarter of 2008. Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, more than doubled to $.48 in the third quarter of 2009, compared with $.20 in the same quarter last year. In the current quarter, both GAAP and adjusted earnings per share were favorably impacted by a net credit of approximately $.18 per share relating to income taxes, primarily due to the resolution of tax matters in several jurisdictions resulting from the expiration of statutes of limitations and audit settlements.

For the nine months ended September 30, 2009, MMC’s net income was $204 million, or $.38 per share, compared with a net loss of $153 million, or a loss of $.30 per share, in the same period last year. Adjusted earnings per share for the first nine months of 2009 was $1.20 compared with $1.04 last year. GAAP and adjusted earnings per share include the favorable impact relating to tax matters noted above.

Risk and Insurance Services

Risk and Insurance Services segment revenue in the third quarter of 2009 was

$1.2 billion, a decline of 4 percent from the third quarter of 2008, or 3 percent on an underlying basis. Excluding fiduciary interest income, underlying revenue in Risk and Insurance Services was down 1 percent. Operating income in the third quarter increased substantially to $127 million from a loss of $28 million last year. Adjusted operating income more than doubled to $158 million from $69 million, reflecting significantly improved performance at Marsh. For the first nine months of 2009, segment revenue was $3.9 billion, a decline of 6 percent from the prior year period, or 1 percent on an underlying basis. Excluding fiduciary interest income, underlying revenue rose 1 percent.

Insurance premium rates in the property and casualty marketplace declined in the third quarter, continuing the trend seen throughout the year. As a result of the global economic recession, demand for commercial insurance has moderated over the last year. Marsh’s revenue in the third quarter was $989 million, a decline of 5 percent from last year, or 2 percent on an underlying basis. Revenue from international operations was flat, including 7 percent growth in Asia Pacific and 8 percent growth in Latin America. Marsh had a significant increase in profitability in the quarter as a result of a substantial reduction in expenses. In September, Marsh acquired International Advisory Services Ltd., the largest independent manager of captives and third-party insurance companies in Bermuda.

Guy Carpenter’s revenue in the third quarter was $223 million, an increase of 13 percent, or 6 percent on an underlying basis. An increase in new business as well as cost discipline led to continued growth in Guy Carpenter’s profitability. In October, Guy Carpenter completed the acquisition of London-based specialty reinsurance broker Rattner Mackenzie Limited from HCC Insurance Holdings, Inc.

Consulting

Consulting segment revenue was $1.1 billion in the third quarter of 2009, a decline of 14 percent from the third quarter of 2008, or 10 percent on an underlying basis. The revenue decline was largely due to the impact of continued adverse global economic conditions. Operating income in the third quarter was $105 million, and adjusted operating income was $130 million. For the first nine months of 2009, segment revenue declined 16 percent from the same period in 2008 to $3.4 billion, or 9 percent on an underlying basis.

Mercer’s revenue was $831 million in the third quarter of 2009, a decline of 12 percent from the third quarter of 2008, or 8 percent on an underlying basis. Mercer’s consulting operations produced revenue of $597 million, a decline of 10 percent on an underlying basis, reflecting reductions across its retirement, health and benefits, and human capital businesses. Outsourcing, with revenue of $157 million, declined 9 percent on an underlying basis, and investment consulting and management, with revenue of $77 million, increased 8 percent. Oliver Wyman’s revenue declined 17 percent to $313 million in the third quarter, or 14 percent on an underlying basis.

Risk Consulting and Technology

Kroll’s revenue of $170 million in the third quarter of 2009 declined 14 percent from the year-ago quarter, or 9 percent on an underlying basis. Revenue in the litigation support and data recovery business was up 1 percent from last year’s third quarter. Background screening was down 8 percent, and risk mitigation and response decreased 25 percent.

Other Items

Investment income of $21 million was reported in the third quarter of 2009, primarily as a result of mark-to-market increases within MMC’s private equity fund investments.

On October 23, 2009, MMC and certain of its foreign subsidiaries entered into a new $1.0 billion multi-currency, three-year unsecured revolving credit facility. The facility will expire in 2012 and replaces MMC’s previous $1.2 billion revolving credit facility.

Conference Call

A conference call to discuss third quarter 2009 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 888 329 8875. Callers from outside the United States should dial 719 785 1754. The access code for both numbers is 2835124. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board in a pending lawsuit against Mercer that is currently scheduled for trial in the spring of 2010;

•

the potential impact of an adverse ruling in, or the settlement of, the purported securities class action against MMC, Marsh and certain of their former officers concerning the late 2004 decline in MMC’s share price and the purported ERISA class action pending against MMC and various current and former employees, officers and directors on behalf of participants and beneficiaries of an MMC retirement plan, both of which are scheduled for trial in the fall of 2010;

•	the impact of current economic and financial market conditions on our results of operations and financial condition;

•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;

•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;

•

our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	the impact on our net income caused by fluctuations in foreign exchange rates;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	our ability to successfully recover should we experience a disaster or other business continuity problem;

•	changes in applicable tax or accounting requirements; and

•

potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertainties in income taxes and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$2,523	$2,819	$7,761	$8,876

Expense:
Compensation and Benefits	1,606	1,805	4,781	5,506
Other Operating Expenses	701	950	2,146	2,676
Goodwill Impairment Charge	-	-	315	540
Total Expense	2,307	2,755	7,242	8,722

Operating Income	216	64	519	154

Interest Income	3	10	13	40

Interest Expense	(59)	(54)	(180)	(165)

Investment Income (Loss)	21	(23)	(25)	(31)

Income (Loss) Before Income Taxes	181	(3)	327	(2)

Income Taxes	(40)	(20)	89	139

Income (Loss) from Continuing Operations	221	17	238	(141)

Discontinued Operations, Net of Tax	4	(22)	(21)	(4)

Net Income (Loss) Before Non-Controlling Interest	$ 225	$ (5)	$ 217	$ (145)

Less: Net Income Attributable to Non-Controlling Interest	4	3	13	8

Net Income (Loss) Attributable to MMC	$ 221	$ (8)	$ 204	$ (153)

Basic Net Income (Loss) Per Share – Continuing Operations	$0.41	$ 0.03	$0.42	$ (0.28)
– Net Income (Loss)	$0.41	$ (0.02)	$0.38	$ (0.29)

Diluted Net Income (Loss) Per Share – Continuing Operations	$0.40	$ 0.03	$0.42	$ (0.29)
– Net Income (Loss)	$0.41	$ (0.02)	$0.38	$ (0.30)

Average Number of Shares Outstanding – Basic	524	513	521	514
– Diluted	526	516	522	514
Shares Outstanding at 9/30	526	514	526	514

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$ 989	$1,040	(5)%	(3)%	-	(2)%
Guy Carpenter	223	197	13%	(3)%	10%	6%
Subtotal	1,212	1,237	(2)%	(3)%	2%	(1)%
Fiduciary Interest Income	14	38	(64)%	(2)%	1%	(63)%
Total Risk and Insurance Services	1,226	1,275	(4)%	(3)%	2%	(3)%

Consulting
Mercer	831	951	(12)%	(4)%	-	(8)%
Oliver Wyman Group	313	377	(17)%	(4)%	-	(14)%
Total Consulting	1,144	1,328	(14)%	(4)%	-	(10)%

Risk Consulting & Technology
Kroll	170	199	(14)%	(2)%	(3)%	(9)%
Corporate Advisory and Restructuring	—	36	(100)%	-	(100)%	-
Total Risk Consulting & Technology	170	235	(27)%	(2)%	(18)%	(8)%

Corporate Eliminations	(17)	(19)

Total Revenue	$2,523	$2,819	(11)%	(3)%	(1)%	(7)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 317	$ 353	(10)%	(7)%	(1)%	(3)%
Asia Pacific	109	105	4%	(3)%	-	7%
Latin America	68	64	5%	(6)%	3%	8%
Total International	494	522	(6)%	(6)%	-	-
U.S. and Canada	495	518	(4)%	(1)%	1%	(5)%
Total Marsh	$ 989	$1,040	(5)%	(3)%	-	(2)%

Mercer:
Retirement	$ 264	$ 299	(12)%	(5)%	-	(7)%
Health and Benefits	212	238	(11)%	(2)%	(1)%	(7)%
Other Consulting Lines	121	154	(21)%	(2)%	1%	(21)%
Total Mercer Consulting	597	691	(14)%	(3)%	-	(10)%
Outsourcing	157	183	(14)%	(5)%	-	(9)%
Investment Consulting & Management	77	77	1%	(8)%	-	8%
Total Mercer	$ 831	$ 951	(12)%	(4)%	-	(8)%

Kroll:
Litigation Support and Data Recovery	$ 79	$ 82	(2)%	(2)%	-	1%
Background Screening	58	65	(11)%	(1)%	(2)%	(8)%
Risk Mitigation and Response	33	52	(38)%	(4)%	(9)%	(25)%
Total Kroll	$ 170	$ 199	(14)%	(2)%	(3)%	(9)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Nine Months Ended

(Millions) (Unaudited)

	Nine Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$3,168	$3,419	(7)%	(6)%	-	(1)%
Guy Carpenter	731	657	11%	(5)%	8%	9%
Subtotal	3,899	4,076	(4)%	(6)%	1%	1%
Fiduciary Interest Income	42	114	(63)%	(4)%	-	(60)%
Total Risk and Insurance Services	3,941	4,190	(6)%	(6)%	1%	(1)%

Consulting
Mercer	2,466	2,835	(13)%	(8)%	-	(5)%
Oliver Wyman Group	904	1,162	(22)%	(6)%	1%	(17)%
Total Consulting	3,370	3,997	(16)%	(8)%	-	(9)%

Risk Consulting & Technology
Kroll	498	629	(21)%	(4)%	(2)%	(15)%
Corporate Advisory and Restructuring	—	114	(100)%	-	(100)%	-
Total Risk Consulting & Technology	498	743	(33)%	(3)%	(17)%	(13)%

Corporate Eliminations	(48)	(54)

Total Revenue	$7,761	$8,876	(13)%	(7)%	(1)%	(5)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Nine Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	September 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,182	$1,348	(12)%	(11)%	(1)%	-
Asia Pacific	304	316	(3)%	(9)%	-	5%
Latin America	172	172	-	(13)%	2%	10%
Total International	1,658	1,836	(10)%	(11)%	(1)%	2%
U.S. and Canada	1,510	1,583	(5)%	(1)%	1%	(4)%
Total Marsh	$3,168	$3,419	(7)%	(6)%	-	(1)%

Mercer:
Retirement	$ 811	$ 922	(12)%	(10)%	-	(2)%
Health and Benefits	648	700	(7)%	(5)%	(1)%	(2)%
Other Consulting Lines	336	420	(20)%	(4)%	1%	(17)%
Total Mercer Consulting	1,795	2,042	(12)%	(7)%	-	(5)%
Outsourcing	453	553	(18)%	(9)%	-	(9)%
Investment Consulting & Management	218	240	(9)%	(14)%	-	5%
Total Mercer	$2,466	$2,835	(13)%	(8)%	-	(5)%

Kroll:
Litigation Support and Data Recovery	$ 216	$ 257	(16)%	(4)%	-	(12)%
Background Screening	182	206	(12)%	(1)%	(1)%	(10)%
Risk Mitigation and Response	100	166	(40)%	(6)%	(8)%	(27)%
Total Kroll	$ 498	$ 629	(21)%	(4)%	(2)%	(15)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended September 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures”, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended September 30, 2009 and 2008. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended September 30, 2009
Operating income (loss)	$127	$105	$ 20	$(36)	$216
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	29	25	1	-	55
Settlement, Legal and Regulatory (c)	-	-	-	-	-
Accelerated Amortization	2	-	-	-	2
Operating income adjustments	31	25	1	-	57

Adjusted operating income (loss)	$158	$130	$ 21	$(36)	$273

Operating margin	10.4%	9.2%	11.8%	N/A	8.6%
Adjusted operating margin	12.9%	11.4%	12.4%	N/A	10.8%

Three Months Ended September 30, 2008
Operating income (loss)	$ (28)	$157	$ 22	$(87)	$ 64
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	68	1	-	49 (b)	118
Settlement, Legal and Regulatory (c)	15	-	-	-	15
Accelerated Amortization	14	-	-	-	14
Operating income adjustments	97	1	-	49	147

Adjusted operating income (loss)	$ 69	$158	$22	$(38)	$211

Operating margin	N/A	11.8%	9.4%	N/A	2.3%
Adjusted operating margin	5.4%	11.9%	9.4%	N/A	7.5%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Primarily reflects adjustments to estimated future rent and other real estate costs related to previously vacated space in MMC’s New York headquarters.

(c) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and similar actions initiated by other states, including indemnification of former employees for legal fees. These costs were offset in the third quarter of 2009 by a credit of $12 million related to insurance recoveries of previously expensed legal fees.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Nine Months Ended September 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the nine months ended September 30, 2009 and 2008. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Nine Months Ended September 30, 2009
Operating income (loss)	$669	$274	$(292)	$(132)	$519
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	106	31	8	17 (b)	162
Settlement, Legal and Regulatory (c)	(9)	-	-	-	(9)
Goodwill Impairment Charge	-	-	315	-	315
Accelerated Amortization	6	-	-	-	6
Other	-	-	2	-	2
Operating income adjustments	103	31	325	17	476

Adjusted operating income (loss)	$772	$305	$ 33	$(115)	$995

Operating margin	17.0%	8.1%	N/A	N/A	6.7%
Adjusted operating margin	19.6%	9.1%	6.6%	N/A	12.8%

Nine Months Ended September 30, 2008
Operating income (loss)	$356	$473	$(480)	$(195)	$154
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	129	1	7	67 (b)	204
Settlement, Legal and Regulatory (c)	38	-	-	-	38
Goodwill Impairment Charge	-	-	540	-	540
Other	3	-	-	-	3
Accelerated Amortization	14	-	-	-	14
Operating income adjustments	184	1	547	67	799

Adjusted operating income (loss)	$540	$474	$ 67	$(128)	$953

Operating margin	8.5%	11.8%	N/A	N/A	1.7%
Adjusted operating margin	12.9%	11.9%	9.0%	N/A	10.7%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) 2009 primarily reflects adjustments to estimated future rent and other real estate costs related to previously vacated space in MMC’s New York headquarters. 2008 includes $49 million of future rent and other real estate costs to exit five floors in MMC’s New York headquarters.

(c) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and actions initiated by other states, including indemnification of former employees for legal fees. The nine months ended September 30, 2009 includes a credit of $50 million related to insurance recoveries of previously expensed legal fees.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three and Nine Months Ended September 30

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: MMC’s GAAP income (loss) from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table. The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three and Nine Months Ended September 30, 2009 and 2008:

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended September 30, 2009
Income from continuing operations		$221	$212	$0.40
Add operating income adjustments	$ 57
Deduct impact of income tax expense	(18)
		39	39	0.08
Adjusted income, net of tax		$260	$251	$ 0.48

Nine Months Ended September 30, 2009
Income from continuing operations		$238	$219	$ 0.42
Add operating income adjustments	$476
Deduct impact of income tax expense	(61)
		415	405	0.78
Adjusted income, net of tax		$653	$624	$1.20

Three Months Ended September 30, 2008
Income from continuing operations		$ 17	$ 13	$ 0.03
Add operating income adjustments	$147
Deduct impact of income tax expense	(54)
		93	90	0.17
Adjusted income, net of tax		$110	$103	$ 0.20

Nine Months Ended September 30, 2008
(Loss) income from continuing operations		$(141)	$(143)	$(0.29)
Add operating income adjustments	$799
Deduct impact of income tax expense	(94)
		705	680	1.33
Adjusted income, net of tax		$564	$537	$1.04

Note:

Income from continuing operations and adjusted income, net of tax for the three months and nine months ended September 30, 2009 include a net benefit of $0.18 per share from the resolution of tax matters in certain jurisdictions resulting from the expiration of statutes of limitations and audit settlements.

Marsh & McLennan Companies, Inc.

Supplemental Expense Information

(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Depreciation and Amortization Expense	$ 94	$ 98	$277	$302
Stock Option Expense	$ 4	$ 6	$ 8	$ 28

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	September 30, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$ 1,813	$ 1,685
Net receivables	2,714	2,755
Other current assets	349	344

Total current assets	4,876	4,784

Goodwill and intangible assets	7,047	7,163
Fixed assets, net	964	969
Pension related assets	459	150
Deferred tax assets	1,126	1,146
Other assets	869	994

TOTAL ASSETS	$15,341	$15,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 558	$ 408
Accounts payable and accrued liabilities	1,699	1,688
Accrued compensation and employee benefits	1,038	1,224
Accrued income taxes	-	66
Dividends payable	106	-

Total current liabilities	3,401	3,386

Fiduciary liabilities	3,881	3,297
Less – cash and investments held in a fiduciary capacity	(3,881)	(3,297)
	-	-

Long-term debt	3,037	3,194
Pension, postretirement and post-employment benefits	1,176	1,217
Liabilities for errors and omissions	530	512
Other liabilities	1,158	1,137

Total stockholders’ equity	6,039	5,760

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,341	$15,206